Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Senesco Technologies, Inc.

We hereby consent to the incorporation by reference in the Registration Statements of Senesco Technologies, Inc. on Forms S-3 (Nos. 333-125299 and 333-138405) and on Form S-8 (No. 333-140238) of our report dated September 26, 2007 on the consolidated financial statements of Senesco Technologies, Inc. and Subsidiary as of June 30, 2007 and June 30, 2006 and for each of the three fiscal years ended June 30, 2007 and cumulative amounts from July 1, 1998 (inception) to June 30, 2007 appearing in this Annual Report on Form 10-K/A for the year ended June 30, 2007.

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

October 26, 2007

1185 Avenue of the Americas   Suite 500   New York, NY 10036-2602

TEL 212 372 1800   FAX 212 372 1801   www.ggkllp.com